Exhibit 10.17

2WG Media

SOFTWARE DISTRIBUTION AGREEMENT

This Software Distribution Agreement (the “Agreement”) is entered into on 22nd November, 2005 (the “Effective Date”) by and between White Park Bay, a Limited corporation having its registered place of business at Avalon House, Marcham Road, Abingdon, Oxon, OX14 1UD, United Kingdom and whose principle address for the receipt of documents is Suite 626, Great Northern House, 275 Deansgate, Manchester, M3 4EL, United Kingom, VAT registred under the number 669 8862 53 (“WPB”), and 2WG Media, having its principal place at 4975 Preston Park Blvd. #775, Plano, TX 75093 (“Company”).

THE AGREEMENT CONSISTS OF THIS PAGE AND THE FOLLOWING EXHIBITS:

Exhibit A: General Terms and Conditions

Exhibit B: Distribution Terms and Attachment(s) to Exhibit B

THIS AGREEMENT, INCLUDING ALL EXHIBITS AND ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES AND REPLACES ALL PRIOR OR CONTEMPORANEOUS UNDERSTANDINGS OR AGREEMENTS, WRITTEN OR ORAL, REGARDING SUCH SUBJECT MATTER. BY SIGNING BELOW, COMPANY ACKNOWLEDGES THAT IT HAS READ, ACCEPTED, AND AGREED TO ALL TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE EXHIBITS DESCRIBED ABOVE AND ALL ATTACHMENTS THERETO.

2WG MEDIA	WHITE PARK BAY

By: /s/ Robert Westmoreland___	By: __/s/ Steve Tagger___________

Name: Robert Westmoreland	Name: Steve Tagger

Title: CEO	Title: Director

Date: _____________________	Date: _________________

EXHIBIT A

GENERAL TERMS AND CONDITIONS

1.	Confidentiality

1.1       Confidential Information. “Confidential Information” means any non-public information of a party that is designated “confidential” or “proprietary,” not including information that the receiving party can demonstrate (i) is or becomes generally known or available to the public; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction or without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party. The terms of this Agreement are hereby designated as Confidential Information of both parties.

1.2       Use and Disclosure Restrictions. The parties will (i) not use the other’s Confidential Information for any purpose except to perform its obligations or exercise its rights under this Agreement; (ii) not disclose the other’s Confidential Information to any third party or to such party’s employees, except to those employees or consultants of the receiving party with a need to know and bound by a written non-disclosure agreement at least as protective of the Confidential Information as this Agreement; and (iii) take measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information, with such measures to be at least as protective of the other’s Confidential Information as such party’s measures for its own Confidential Information, but in no event less than a reasonable amount of care.

2.          FEES, PAYMENTS AND RECORDS. Company will make all payments in the amounts and according to the schedules set forth in the Attachment to Exhibit B. All payments are non-refundable. Within fifteen (15) business days after the end of each calendar quarter, Company will provide to WPB a report (“Royalty Report”) describing any amounts owed under this Agreement. Any amount payable under this Agreement remaining unpaid for more than fifteen (15) business days after the due date will bear interest at a rate of 1.25% per month from the date such amount is due until the date of actual payment. In the event any amount payable is more than 15 days overdue WPB will have the right to terminate the agreement with immediate effect and all rights will revert back automatically to WPB..WPB may audit the records described herein once per year during regular hours at Company’s offices in a manner that does not interfere unreasonably with Company’s business activities. If an audit reveals that Company has paid at the lesser of $500 or five percent (5%) less than what is required by this Agreement, Company will reimburse WPB for the cost of the audit in addition to the unpaid fees.

Where Company is required by any law to withhold from payments due under this Agreement any withholding tax, income tax, corporation tax or similar tax of any kind, Company shall be entitled to withhold such sums but shall supply WPB with information concerning the amount of tax withheld and the type of tax withheld and shall undertake to give WPB reasonable lawful assistance to obtain exemption or refunds in respect of such tax

3.          TERM. This Agreement shall commence on the Effective Date, and shall continue in full force and effect for a period of five (5) years, unless terminated earlier as specified below or in Exhibit B. This Agreement may only be renewed by mutual written agreement.

4.          TERMINATION. Either party shall have the right to terminate this Agreement if the other party is in material breach of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the non-breaching party, except in the event of late payment, as set out in Exhibit A, Clause 2, where the cure period for a late payment breach is fifteen (15) days after which time WPB will have the right to terminate the agreement with immediate effect and all rights will revert back automatically to WPB. Upon termination or expiration of this Agreement, each party will return or destroy all of the other’s Confidential Information in its possession, and all licenses granted under this Agreement shall cease unless stated expressly otherwise. In addition to those provisions identified for survival in each exhibit attached hereto, the following provisions of this Exhibit A will survive termination of the Agreement for any reason: Section 2 (to the extent any amounts due have not been paid), Section 4, 5.2, 6, and 7.

5.	Marks.

5.1       License. Subject to the terms and conditions of the Agreement, WPB grants to Company a limited, non-exclusive and non-transferable license (without the right to sublicense) to use, reproduce and display the Marks (defined below) solely as necessary to perform the obligations set forth in this Agreement. Company’s use of the Marks shall be in compliance with WPB’s then-current trademark usage guidelines. Any use by Company of the Marks requires WPB’s prior written approval in each instance. As used in this Agreement, “Marks” means WPB’s trademarks and associated logos that WPB may provide to Company from time to time for the purposes of this Agreement. Company agrees to include on the packaging and all marketing literature WPB logo and any associated logos provided by WPB. All logos will be delivered to the Company by WPB in a timely manor.

5.2       Ownership. WPB shall retain all right, title and interest (including all intellectual property rights) in and to the Marks, and Company shall do nothing inconsistent with such ownership nor use the Marks in any way other than as approved by WPB and as provided herein. Company’s rights in and to the Marks are limited solely to those rights granted expressly herein. Company’s use of the Marks and all goodwill created by such use shall inure solely to WPB’s benefit and be on behalf of WPB, and such use by Company will not create in Company any right, title or interest in the Marks.

6.	General

6.1       Compliance With Laws. Both parties will comply with all laws and regulations applicable to its activities under this Agreement, including without limitation all United States Department of Commerce and other United States export controls.

6.2       Governing Law and Disputes. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of Texas, without regard to or application of provisions relating to choice of law. Any litigation arising under this agreement will be brought in the federal or state courts in the Dallas District of Texas, USA.

6.3       Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

6.4       Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

6.5       Notices. All notices hereunder will be in writing, will be sent to the addresses set forth herein or as a party designates in writing, will reference this Agreement and will be deemed given: (i) when sent by facsimile and subsequently sent by registered or certified mail; (ii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt.

6.6       Force Majeure. Except for obligations to make payments hereunder, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

6.7       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns, except that neither this Agreement nor company’s rights or obligations hereunder shall be assigned or transferred by company without the prior consent of WPB and any attempted assignment without such consent shall be void ab initio and of no force and effect; provided, however, that no consent shall be necessary from WPB in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by company or assignment to an entity under common Control with, Controlled by or in Control of company. “Control” means any person or entity that, directly or indirectly, (i) owns more than 50% of the outstanding voting securities or equity interests in an other entity.

EXHIBIT B

DISTRIBUTION TERMS

1.	Definitions

1.1       “WPB Software” means the WPB proprietary software identified in the Attachment to this Exhibit B and provided to Company hereunder, in object code form only, and all related documentation and materials.

1.2       “Retailer” means a retailer of consumer electronic products with physical, brick and mortar stores from which consumers may purchase such products.

1.3	“Territory” means the territory identified in the Attachment to this Exhibit B.

2.	Licenses and Restrictions

2.1       Company Distribution License. WPB shall grant to company the exclusive right to use, advertise, promote, produce, reproduce, translate, localize, merchandise sell and distribute the Product(s) in the Territory for the retail stand-alone version in the Language on the Licensed Platform as identified in the Attachment to this Exhibit B.Such right shall include the right to use all patents, designs, trademarks, copyrights and other intellectual property associated with the Product, solely for such manufacture, sale and distribution on the Licensed Platform in the Territory during the Term and under the terms and conditions of the Agreement. The authorized channels are mentioned in Appendices. All other distribution channels are reserved by WPB..

2.2       Restrictions. Company shall not decompile, disassemble, reverse compile, modify or otherwise reverse engineer the WPB Software, or any portion thereof, and shall not facilitate or encourage such acts by third parties and agrees that it shall not directly or indirectly attempt to do so. Company will not remove, alter or otherwise obscure any proprietary rights notices appearing in or on the WPB Software.

2.3       WPB Ownership. WPB retains all right, title and interest (including all intellectual property rights) in and to the WPB Software. Company receives no rights in the WPB Software except as granted expressly in Section 2.1.

2.4       End User Licensing. Each copy of the WPB Software distributed by Company hereunder will require end users to enter into (either electronically or in hard copy) WPB’s then-current End User software license as WPB may provide to Company from time to time.

2.5       Third Party Manufacturers. Company may, at Company’s sole expense, use third parties to manufacture the packaged WPB Software units to be distributed hereunder, provided such third party manufacturers are subject to a written agreement that is at least as protective of the WPB Software and Marks as this Agreement.

3.          OBLIGATIONS. Company will, at its sole cost and expense, (a) create the packaging for the WPB Software to be distributed hereunder, with such packaging to be subject to WPB’s prior written approval, such approval not to be unreasonably withheld or delayed, prior to distribution; (b) manufacture and reproduce such packaging and the WPB Software on CD ROM only for distribution hereunder; and (c) exercise commercially reasonable efforts to market and promote the WPB Software in the Territory. WPB will provide a master copy of the WPB Software to be distributed hereunder within a reasonable time after the Effective Date, and will provide customer support to consumers who purchase the WPB Software from Retailers consistent with the standard customer support WPB provides to its users of the WPB Software. Company will deliver twenty (20) copies of the retail version for WPB’s internal use, at no charge to WPB.

4.          INFRINGEMENT. In the event that either party hereto discovers that a third party infringes the rights granted hereunder, the party shall give notice to the other party within ten (10) days after the discovery and the party shall discuss the countermeasures etc. that are necessary. Each party hereto shall be entitled to have the right to file and lawsuit at such party´s absolute discretion. Company shall also notify WPB in writing of any claim made or proceeding initiated against WPB or Company involving the WPB Software within five (5) days after Company is informed of such claim or proceeding. In the event of any such claim or proceeding, WPB may, at its sole option, require Company to cease distribution of the WPB Software hereunder and/or terminate this Agreement upon written notice to Company.

5. Indemnification. Each party to this Agreement does hereby indemnify, defend and hold harmless the other party to this Agreement (an “indemnified party”) and such indemnified party’s subsidiaries, affiliates, licensees, assigns, officers and employees from any and all loss and damage (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the parties or between any party and any third party or otherwise) arising out of or in connection with any breach of any of the respective warranties, representations, duties, obligations or agreements made by such indemnifying party under this Agreement, and agrees to reimburse the indemnified party on demand and after the indemnified party provides reasonable proof thereof, for any payment made or loss suffered with respect to any claim or act to which the foregoing indemnity applies. Each party shall have the right to participate at its own expense and by its own counsel in the defense of any such claim, and in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder. The indemnified party shall not compromise or settle such claim without the prior written consent of the indemnifying party.

6.          SURVIVAL. The following provisions of this Exhibit B will survive termination or expiration of the Agreement for any reason: Sections 1, 2.2, 2.3, 2.4, 4, 5.

ATTACHMENT TO EXHIBIT B

ADDITIONAL DISTRIBUTION TERMS

Product: Super Sudoku PC CD (English Language version only).

Licensed Platform: PC CD-Rom only. WPB shall remain free at all times during and after the term to use the technology and assets comprised within Product on the Licensed Platform in other games for the Platform and other platforms. This includes the right for WPB to develop and exploit sequel and prequels to the Product on the Platform and/or other platforms and the right to develop other versions of the Product for use on other platforms without (in each case) any limitation or any liability or obligations to the Company.

Territory: North America and Australia

Language: English Language version only

Payments to WPB: Company will make the following payments to WPB:

White Park Bay Software Limited

Transfer: HSBC Bank Southam

Sort Code: 40-42-15

Account: 91154141

Iban: GB20MIDL40421591154141

BIC: MIDLGB2136V

Where Company is required by any law to withhold from payments due under this Agreement any withholding tax, income tax, corporation tax or similar tax of any kind, Company shall be entitled to withhold such sums but shall supply WPB with information concerning the amount of tax withheld and the type of tax withheld and shall undertake to give WPB reasonable lawful assistance to obtain exemption or refunds in respect of such tax

1.	Advance Royalty: Company will pay to WPB a non-refundable amount (“Advance Royalty”) to be offset against Royalties (defined below) as follows:

Amount	Timing of Payment
0 USD	On the Effective Date
0USD	Upon receipt by Company of the master copy of the WPB Software. Company shall not have the right to manufacture goods until the advance payment of 0US Dollars, has been received in full by WPB.

2.

Royalties: Upon commencement of distribution or earlier sale of the Product by or on behalf of company, company shall accrue a royalty for the account of WPB at a royalty rate equal to 0% of Net Revenues (as hereinafter defined) actually received by company as a direct result of the selling through of the Product units through any and all retail and sales channels throughout the Territory for the Product (the “Royalty”). “Net Revenues” is defined as payments for all Product units that are actually received by company less Cost of Goods and then less 15% of the balance for trade discounts. For purposes of this Agreement, “Cost of Goods” means actual direct manufacturing costs not to exceed $2.00 for PC products.

3.	First right:

If WPB creates any expansions, or sequels of the Product on the PC format, WPB agrees to give Company, after completion of such PC derivatives and prior to engaging any discussions with any third party regarding such PC derivatives, written notice of such PC derivatives and, if Company provides WPB with written notice within Five (5) business days after receipt such notice from WPB that Company desires to commence negotiations with WPB regarding acquiring distribution or publishing rights to such PC derivatives in the Territory, WPB agrees to negotiate in good faith with Company during a Five (5) day period after receipt of Company’s notice indicating its desire to commence negotiations .

For the avoidance of doubt, this relates specifically to the Product and the PC format only and does not include any rights or claim upon any other Sudoku titles which WPB may or may not have planned on the PC and/or any other formats. It is understood by both parties that WPB shall remain free at all times during and after the term to use the technology and assets comprised within Product on the Licensed Platform in other games for the Platform and other Platforms. This includes the right for WPB to develop and exploit sequel and prequels to the Product on the Platform and/or other platforms and the right to develop other versions of the Product for use on other platforms without (in each case) any limitation or any liability or obligations to the Company.